SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No.6)*

                         The Hain Celestial Group, Inc.
                                (Name of Issuer)

                         Common Stock, Par Value $0.01
                         (Title of Class of Securities)

                                   405217100
                                 (CUSIP Number)

                                  Marc Weitzen
                                Icahn Capital LP
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4300
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                February 2, 2011
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP  No.  405217100

1   NAME  OF  REPORTING  PERSON
      High  River  Limited  Partnership

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      1,397,492

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      1,397,492

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      1,397,492

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   / /

13   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
       3.26%

14   TYPE  OF  REPORTING  PERSON
       PN

                                  SCHEDULE 13D

CUSIP No. 405217100

1   NAME  OF  REPORTING  PERSON
      Hopper  Investments  LLC

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      1,397,492

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      1,397,492

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      1,397,492

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      3.26%

14  TYPE  OF  REPORTING  PERSON
      OO

                                  SCHEDULE 13D

CUSIP  No.  405217100

1   NAME  OF  REPORTING  PERSON
      Barberry  Corp.

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      1,397,492

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      1,397,492

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      1,397,492

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      3.26%

14  TYPE  OF  REPORTING  PERSON
      CO

                                  SCHEDULE 13D

CUSIP No. 405217100

1   NAME  OF  REPORTING  PERSON
      Icahn  Partners  Master  Fund  LP

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Cayman  Islands

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      2,358,338

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      2,358,338

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      2,358,338

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      5.50%

14  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13D

CUSIP No. 405217100

1   NAME  OF  REPORTING  PERSON
      Icahn  Partners  Master  Fund  II  LP

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Cayman  Islands

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      732,523

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      732,523

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      732,523

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      1.71%

14  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13D

CUSIP No. 405217100

1   NAME  OF  REPORTING  PERSON
      Icahn  Partners  Master  Fund  III  LP

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Cayman  Islands

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      356,434

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      356,434

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      356,434

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      0.83%

14  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13D

CUSIP No. 405217100

1   NAME  OF  REPORTING  PERSON
      Icahn  Offshore  LP

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      3,447,295

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      3,447,295

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      3,447,295

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      8.04%

14  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13D

CUSIP No. 405217100

1   NAME  OF  REPORTING  PERSON
      Icahn  Partners  LP

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      2,142,676

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      2,142,676

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      2,142,676

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      5.00%

14  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13D

CUSIP No. 405217100

1   NAME  OF  REPORTING  PERSON
      Icahn  Onshore  LP

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      2,142,676

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      2,142,676

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      2,142,676

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      5.00%

14  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13D

CUSIP No. 405217100

1   NAME  OF  REPORTING  PERSON
      Icahn  Capital  LP

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      5,589,971

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      5,589,971

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      5,589,971

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      13.04%

14  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13D

CUSIP No. 405217100

1   NAME  OF  REPORTING  PERSON
      IPH  GP  LLC

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      5,589,971

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      5,589,971

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      5,589,971

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      13.04%

14  TYPE  OF  REPORTING  PERSON
      OO

                                  SCHEDULE 13D

CUSIP No. 405217100

1   NAME  OF  REPORTING  PERSON
      Icahn  Enterprises  Holdings  L.P.

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      5,589,971

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      5,589,971

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      5,589,971

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      13.04%

14  TYPE  OF  REPORTING  PERSON
      PN

                                  SCHEDULE 13D

CUSIP No. 405217100

1   NAME  OF  REPORTING  PERSON
      Icahn  Enterprises  G.P.  Inc.

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      5,589,971

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      5,589,971

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      5,589,971

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      13.04%

14  TYPE  OF  REPORTING  PERSON
      CO

                                  SCHEDULE 13D

CUSIP No. 405217100

1   NAME  OF  REPORTING  PERSON
      Beckton  Corp.

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS
      WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      5,589,971

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      5,589,971

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      5,589,971

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      13.04%

14  TYPE  OF  REPORTING  PERSON
      CO

                                  SCHEDULE 13D

CUSIP No. 405217100

1   NAME  OF  REPORTING  PERSON
      Carl  C.  Icahn

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      United  States  of  America

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      6,987,463

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      6,987,463

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      6,987,463

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      16.30%

14  TYPE  OF  REPORTING  PERSON
      IN

                                  SCHEDULE 13D

Item 1. Security and Issuer

     The Schedule 13D filed with the Securities and Exchange Commission on May 13, 2010, and as amended by the Amendment Number One to the Schedule 13D filed on May 24, 2010, Amendment Number Two to the Schedule 13D filed on July 7, 2010, Amendment Number Three to the Schedule 13D filed on August 10, 2010, Amendment Number Four to the Schedule 13D filed on September 14, 2010 and Amendment Number Five to the Schedule 13D filed on December 1, 2010 by the Reporting Persons (together, the "Schedule 13D") with respect to the shares of Common Stock, par value $0.01 (the "Shares") issued by The Hain Celestial Group, Inc. (the "Issuer") is hereby amended to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D.

Item 3. Source and Amount of Funds or Other Consideration

     Item 3 of the Schedule 13D is hereby amended by replacing it in its entirety with the following:

     The Reporting Persons hold, in the aggregate, 6,987,463 Shares. The aggregate purchase price of the Shares purchased by the Reporting Persons collectively was $144.18 million (including commissions and premiums for the options to purchase Shares). The source of funding for the purchase of these Shares was the general working capital of the respective purchasers. The Shares are held by the Reporting Persons in margin accounts together with other securities. Such margin accounts may from time to time have debit balances. Part of the purchase price of the Shares purchased by the Reporting Persons was obtained through margin borrowing.

Item 5. Interest in Securities of the Issuer

     Items 5 (a) and (b) of the Schedule 13D are hereby amended by replacing them in its entirety with the following:

     (a) The Reporting Persons may be deemed to beneficially own, in the aggregate, 6,987,463 Shares, representing approximately 16.30% of the Issuer's outstanding Shares (based upon the 42,855,493 Shares stated to be outstanding as of November 2, 2010 by the Issuer in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 9, 2010).

     (b) High River has sole voting power and sole dispositive power with regard to 1,397,492 Shares. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 2,358,338 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master II has sole voting power and sole dispositive power with regard to 732,523 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master III has sole voting power and sole dispositive power with regard to 356,434 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 2,142,676 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

     Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to each of Icahn Master, Icahn Master II and Icahn Master III (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which each of Icahn Master, Icahn Master II and Icahn Master III directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

     Item  5  (c)  of  the  Schedule  13D is hereby replaced with the following:

     (c) The following table sets forth all transactions with respect to Shares effected during the past sixty (60) days by any of the Reporting Persons, inclusive of any transactions effected through 5:00 p.m., New York City time, on February 2, 2011. Except as otherwise noted below, all such transactions were purchases of Shares effected in the open market, and the table includes commissions paid in per share prices.


Name of                    Date               No. of              Purchase
Reporting                  of                 Shares              Price Per
Person                     Transaction        Purchased           Share (U.S.$)
---------                  ------------       ----------          --------------
High River                  12/01/2010          2,180.00                26.97
High River                  12/02/2010          1,580.00                26.97
High River                  12/03/2010          2,240.00                27.00
High River                  12/06/2010            980.00                27.02
High River                  12/07/2010          2,440.00                27.67
High River                  12/08/2010            960.00                27.96
High River                  12/09/2010             80.00                28.00
High River                  12/10/2010            220.00                28.00
High River                  12/13/2010            140.00                28.00
High River                  12/15/2010            800.00                27.95
High River                  12/16/2010          2,180.00                27.80
High River                  12/17/2010          2,400.00                27.48
High River                  12/20/2010            820.00                27.99
High River                  12/21/2010            860.00                27.93
High River                  12/22/2010          2,660.00                27.56
High River                  12/23/2010          1,840.00                27.48
High River                  12/27/2010            880.00                27.48
High River                  12/28/2010            840.00                27.60
High River                  12/29/2010          1,800.00                27.65
High River                  12/30/2010          1,780.00                27.58
High River                  12/31/2010            780.00                27.40
High River                  01/03/2011          1,200.00                27.30
High River                  01/04/2011          4,580.00                27.07
High River                  01/05/2011          3,640.00                26.75
High River                  01/06/2011          2,680.00                26.38
High River                  01/07/2011          2,820.00                25.99
High River                  01/10/2011          4,020.00                25.85
High River                  01/11/2011          4,160.00                26.31
High River                  01/12/2011          2,160.00                26.83
High River                  01/13/2011          1,360.00                26.90
High River                  01/14/2011          1,380.00                26.81
High River                  01/18/2011          1,820.00                26.77
High River                  01/19/2011          1,800.00                26.42
High River                  01/20/2011          1,960.00                26.63
High River                  01/21/2011          2,340.00                26.60
High River                  01/24/2011          1,400.00                26.81
High River                  01/25/2011          2,860.00                27.15
High River                  01/26/2011          2,480.00                27.48
High River                  01/27/2011          3,440.00                27.57
High River                  01/28/2011          2,600.00                26.84
High River                  01/31/2011          3,620.00                26.62
High River                  02/01/2011          3,600.00                26.71
High River                  02/02/2011          3,740.00                27.04

Icahn Partners              12/01/2010          3,287.00                26.97
Icahn Partners              12/02/2010          2,756.00                26.97
Icahn Partners              12/03/2010          3,909.00                27.00
Icahn Partners              12/06/2010          1,710.00                27.02
Icahn Partners              12/07/2010          4,259.00                27.67
Icahn Partners              12/08/2010          1,675.00                27.96
Icahn Partners              12/09/2010            140.00                28.00
Icahn Partners              12/10/2010            384.00                28.00
Icahn Partners              12/13/2010            243.00                28.00
Icahn Partners              12/15/2010          1,397.00                27.95
Icahn Partners              12/16/2010          3,805.00                27.80
Icahn Partners              12/17/2010          4,187.00                27.48
Icahn Partners              12/20/2010          1,432.00                27.99
Icahn Partners              12/21/2010          1,500.00                27.93
Icahn Partners              12/22/2010          4,642.00                27.56
Icahn Partners              12/23/2010          3,211.00                27.48
Icahn Partners              12/27/2010          1,535.00                27.48
Icahn Partners              12/28/2010          1,467.00                27.60
Icahn Partners              12/29/2010          3,141.00                27.65
Icahn Partners              12/30/2010          3,106.00                27.58
Icahn Partners              12/31/2010          1,362.00                27.40
Icahn Partners              01/05/2011          4,531.00                26.75
Icahn Partners              01/06/2011          7,109.00                26.38
Icahn Partners              01/07/2011          7,482.00                25.99
Icahn Partners              01/10/2011         10,665.00                25.85
Icahn Partners              01/11/2011         11,037.00                26.31
Icahn Partners              01/12/2011          5,730.00                26.83
Icahn Partners              01/13/2011          3,607.00                26.90
Icahn Partners              01/14/2011          3,661.00                26.81
Icahn Partners              01/18/2011          4,657.00                26.77
Icahn Partners              01/19/2011          2,759.00                26.42
Icahn Partners              01/20/2011          3,005.00                26.63
Icahn Partners              01/21/2011          3,588.00                26.60
Icahn Partners              01/24/2011          2,146.00                26.81
Icahn Partners              01/25/2011          4,386.00                27.15
Icahn Partners              01/26/2011          3,802.00                27.48
Icahn Partners              01/27/2011          5,275.00                27.57
Icahn Partners              01/28/2011          3,985.00                26.84
Icahn Partners              01/31/2011          5,551.00                26.62
Icahn Partners              02/01/2011          5,562.00                26.71
Icahn Partners              02/02/2011          5,734.00                27.04

Icahn Master                12/01/2010          4,905.00                26.97
Icahn Master                12/02/2010          3,123.00                26.97
Icahn Master                12/03/2010          4,428.00                27.00
Icahn Master                12/06/2010          1,937.00                27.02
Icahn Master                12/07/2010          4,822.00                27.67
Icahn Master                12/08/2010          1,898.00                27.96
Icahn Master                12/09/2010            158.00                28.00
Icahn Master                12/10/2010            435.00                28.00
Icahn Master                12/13/2010            277.00                28.00
Icahn Master                12/15/2010          1,581.00                27.95
Icahn Master                12/16/2010          4,308.00                27.80
Icahn Master                12/17/2010          4,745.00                27.48
Icahn Master                12/20/2010          1,620.00                27.99
Icahn Master                12/21/2010          1,700.00                27.93
Icahn Master                12/22/2010          5,258.00                27.56
Icahn Master                12/23/2010          3,637.00                27.48
Icahn Master                12/27/2010          1,739.00                27.48
Icahn Master                12/28/2010          1,660.00                27.60
Icahn Master                12/29/2010          3,558.00                27.65
Icahn Master                12/30/2010          3,518.00                27.58
Icahn Master                12/31/2010          1,541.00                27.40
Icahn Master                01/18/2011            260.00                26.77
Icahn Master                01/19/2011          3,039.00                26.42
Icahn Master                01/20/2011          3,308.00                26.63
Icahn Master                01/21/2011          3,951.00                26.60
Icahn Master                01/24/2011          2,363.00                26.81
Icahn Master                01/25/2011          4,830.00                27.15
Icahn Master                01/26/2011          4,187.00                27.48
Icahn Master                01/27/2011          5,807.00                27.57
Icahn Master                01/28/2011          4,390.00                26.84
Icahn Master                01/31/2011          6,111.00                26.62
Icahn Master                02/01/2011          5,027.00                26.71
Icahn Master                02/02/2011          6,311.00                27.04

Icahn Master II             01/04/2011         11,447.00                27.07
Icahn Master II             01/05/2011          6,741.00                26.75
Icahn Master II             01/06/2011          2,427.00                26.38
Icahn Master II             01/07/2011          2,553.00                25.99
Icahn Master II             01/10/2011          3,639.00                25.85
Icahn Master II             01/11/2011          3,766.00                26.31
Icahn Master II             01/12/2011          1,956.00                26.83
Icahn Master II             01/13/2011          1,231.00                26.90
Icahn Master II             01/14/2011          1,250.00                26.81
Icahn Master II             01/18/2011          1,588.00                26.77
Icahn Master II             01/19/2011            943.00                26.42
Icahn Master II             01/20/2011          1,027.00                26.63
Icahn Master II             01/21/2011          1,223.00                26.60
Icahn Master II             01/24/2011            734.00                26.81
Icahn Master II             01/25/2011          1,494.00                27.15
Icahn Master II             01/26/2011          1,298.00                27.48
Icahn Master II             01/27/2011          1,800.00                27.57
Icahn Master II             01/28/2011          1,360.00                26.84
Icahn Master II             01/31/2011          1,894.00                26.62
Icahn Master II             02/01/2011          3,177.00                26.71
Icahn Master II             02/02/2011          1,961.00                27.04

Icahn Master III            12/01/2010            528.00                26.97
Icahn Master III            12/02/2010            441.00                26.97
Icahn Master III            12/03/2010            623.00                27.00
Icahn Master III            12/06/2010            273.00                27.02
Icahn Master III            12/07/2010            679.00                27.67
Icahn Master III            12/08/2010            267.00                27.96
Icahn Master III            12/09/2010             22.00                28.00
Icahn Master III            12/10/2010             61.00                28.00
Icahn Master III            12/13/2010             40.00                28.00
Icahn Master III            12/15/2010            222.00                27.95
Icahn Master III            12/16/2010            607.00                27.80
Icahn Master III            12/17/2010            668.00                27.48
Icahn Master III            12/20/2010            228.00                27.99
Icahn Master III            12/21/2010            240.00                27.93
Icahn Master III            12/22/2010            740.00                27.56
Icahn Master III            12/23/2010            512.00                27.48
Icahn Master III            12/27/2010            246.00                27.48
Icahn Master III            12/28/2010            233.00                27.60
Icahn Master III            12/29/2010            501.00                27.65
Icahn Master III            12/30/2010            496.00                27.58
Icahn Master III            12/31/2010            217.00                27.40
Icahn Master III            01/03/2011          4,800.00                27.30
Icahn Master III            01/04/2011          6,873.00                27.07
Icahn Master III            01/05/2011          3,288.00                26.75
Icahn Master III            01/06/2011          1,184.00                26.38
Icahn Master III            01/07/2011          1,245.00                25.99
Icahn Master III            01/10/2011          1,776.00                25.85
Icahn Master III            01/11/2011          1,837.00                26.31
Icahn Master III            01/12/2011            954.00                26.83
Icahn Master III            01/13/2011            602.00                26.90
Icahn Master III            01/14/2011            609.00                26.81
Icahn Master III            01/18/2011            775.00                26.77
Icahn Master III            01/19/2011            459.00                26.42
Icahn Master III            01/20/2011            500.00                26.63
Icahn Master III            01/21/2011            598.00                26.60
Icahn Master III            01/24/2011            357.00                26.81
Icahn Master III            01/25/2011            730.00                27.15
Icahn Master III            01/26/2011            633.00                27.48
Icahn Master III            01/27/2011            878.00                27.57
Icahn Master III            01/28/2011            665.00                26.84
Icahn Master III            01/31/2011            924.00                26.62
Icahn Master III            02/01/2011            634.00                26.71
Icahn Master III            02/02/2011            954.00                27.04

                                   SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February  2,  2011


ICAHN  PARTNERS  MASTER  FUND  LP
ICAHN  PARTNERS  MASTER  FUND  II  LP
ICAHN  PARTNERS  MASTER  FUND  III  LP
ICAHN  OFFSHORE  LP
ICAHN  PARTNERS  LP
ICAHN  ONSHORE  LP
BECKTON  CORP.
HOPPER  INVESTMENTS  LLC
BARBERRY  CORP.
HIGH  RIVER  LIMITED  PARTNERSHIP
     By:  Hopper  Investments  LLC,  general  partner


     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory


ICAHN  CAPITAL  LP
     By:  IPH  GP  LLC,  its  general  partner
     By:  Icahn  Enterprises  Holdings  L.P.,  its  sole  member
By:  Icahn  Enterprises  G.P.  Inc.,  its  general  partner
IPH  GP  LLC
     By:  Icahn  Enterprises  Holdings  L.P.,  its  sole  member
By: Icahn Enterprises G.P. Inc., its general partner ICAHN ENTERPRISES HOLDINGS L.P.
     By: Icahn Enterprises G.P. Inc., its general partner ICAHN ENTERPRISES G.P. INC.


By:  /s/ Dominick  Ragone
     --------------------
     Name:  Dominick  Ragone
     Title:  Chief  Financial  Officer

/s/  Carl  C.  Icahn
--------------------
CARL  C.  ICAHN